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                                                                   Exhibit 4.35

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE PLEDGED, HYPOTHECATED, TRANSFERRED, OFFERED FOR SALE OR SOLD EXCEPT PURSUANT TO A REGISTRATION UNDER SAID ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

THIS NOTE, AND THE OBLIGATIONS OF THE COMPANY HEREUNDER, SHALL BE SUBORDINATE AND JUNIOR TO ALL INDEBTEDNESS OF THE COMPANY CONSTITUTING SENIOR INDEBTEDNESS (AS DEFINED IN SECTION 1.08 OF ANNEX A ATTACHED HERETO) ON THE TERMS AND CONDITIONS SET FORTH IN ANNEX A ATTACHED HERETO, WHICH ANNEX A IS HEREIN INCORPORATED BY REFERENCE AND MADE A PART HEREOF AS IF SET FORTH HEREIN IN ITS ENTIRETY.

                       10% SUBORDINATED PROMISSORY NOTE

$1,238,772                                                  November 12, 1999
                                                            New York, New York

     FOR VALUE RECEIVED, the undersigned, Big V Supermarkets, Inc., a New York corporation (the "Company"), hereby promises to pay to Laurence R. Laurenti, Jr., as trustee of the Laurenti Marital Trust (the "Holder"), pursuant to that certain Agreement and Plan of Merger, dated as of November 12, 1999 (the "Merger Agreement"), by and among the Company, ShopRite of Pennington, Inc. and its stockholders, and BVNJ Partnership, L.P., the principal amount of One Million Two Hundred Thirty Eight Thousand Seven Hundred Seventy-Two Dollars and 00/100 ($1,238,772), payable on the terms specified below. This Promissory Note (the "Note") is executed and delivered on this date in connection with the merger of ShopRite of Pennington, Inc. with and into BVNJ Partnership, L.P., a New Jersey limited partnership and an affiliate of the Company ("BVNJ"), all pursuant to the terms and provisions of the Merger Agreement.

     1.  Payment of Principal.

         (a) Scheduled Payment. Subject to prepayment as provided herein, the entire principal amount of this Note shall be payable on February 12, 2003.

         (b) Optional Prepayment. The Company may, at any time and from time to time, prepay this Note in part or in full without premium or penalty. At the time of any prepayment, the Company shall also pay all accrued interest on the principal amount prepaid.

     2.  Interest.

         (a) Interest shall accrue on the outstanding principal amount hereof, commencing on the date hereof and continuing until the date of payment in full, at the rate of
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ten percent (10%) per annum, based on the actual number of days elapsed over a
365-day year, and shall be payable quarterly in arrears on the last day of February, May, August and November, commencing on the last day of February, 2000.

     3. Manner of Payment. All payments shall be made in lawful money of the United States of America in immediately available funds and shall be made at the address of the Holder for receiving notices hereunder or at such other address as the Holder may designate for payments hereunder by notice given to the Company.

     4.  Default; Remedy. Upon the occurrence of an Event of Default pursuant to
Section 4(b) hereof, the unpaid balance of the principal of this Note and all accrued interest thereon shall automatically become immediately due and payable without any action on the part of the Holder. Upon the occurrence of any other Event of Default (as hereinafter defined), the Holder may by written notice to the Company declare this Note to be in default, whereupon the unpaid balance of the principal of this Note and all accrued interest thereon shall immediately become due and payable. If within five (5) business days following either such declaration of default or such automatic default pursuant to Section 4(b) the Company shall fail to pay promptly in full the unpaid balance of this Note and all interest accrued thereon, the Holder shall be entitled to pursue all such remedies as it may have, at law or in equity, for the enforcement and collection hereof, and to receive in addition to such principal and interest all costs of collection (including reasonable attorney's fees). For the purpose of this Note, an "Event of Default" shall consist only of one or more of the following:

         (a) The Company shall fail to make any payment of principal or interest within ten (10) business days of the date when due.

         (b) The Company shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, petition or apply to any tribunal for the appointment of a receiver or any trustee for it or a substantial part of its assets, or shall commence any proceedings under any bankruptcy, reorganization, arrangement, adjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there shall have been filed any such petition or application against the Company or any such proceedings shall have been commenced against the Company which remain undismissed for a period of sixty
(60) days or more.

     5. Subordination. This Note, and the obligations of the Company hereunder, shall be subordinate and junior to all indebtedness of the Company constituting senior indebtedness (as defined in Section 1.08 of Annex A attached hereto) on the terms and conditions set forth in Annex A attached hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety.

     The Company covenants and agrees that each payment of interest hereunder shall be accompanied by a written certification of the chief financial officer of the Company, addressed to the Holder, confirming the absence of any "Event of Default" under the Senior Indebtedness, or, if any such Event of Default does then exist, describing the nature of such Event of Default and any actions being undertaken by the Company and/or the Lenders, or representatives of Lenders, of the Senior Indebtedness with respect to such Event of Default.


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     6.  Transfer. Neither this Note nor any interest hereon may be transferred or endorsed to any other party, except for testamentary and intestate transfers upon the death of the Holder. Neither this Note nor any interest hereon has been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and may not be pledged, hypothecated, transferred, offered for sale or sold, except pursuant to a registration under said Act or an opinion of counsel, reasonably satisfactory to counsel for the Company, that such registration is not required under said Act.

     7.  Miscellaneous.

         (a) This Note shall be binding upon and inure to the benefit of the Holder hereof and its successors and assigns. This Note shall be binding upon the Company and any successor to the principal business interests of the Company, whether by merger or otherwise.

         (b) Any notice, request or communication pursuant to this Note shall be deemed duly given if delivered by hand or mailed by certified or registered mail, addressed to the parties as follows:

     If to the Company:   Big V Supermarkets, Inc.
                          176 North Main Street
                          Florida, NY  10921
                          Attention:  James A. Toopes, Jr.
                          Chief Financial Officer
                          Facsimile Transmission Number:  (914) 651-7048

     With a copy to:      Hutchins, Wheeler & Dittmar
                          101 Federal Street
                          Boston, MA  02110
                          Attention:  David T. Dinwoodey
                          Facsimile Transmission Number:  (617) 951-1295

     If to the Holder:    Laurence R. Laurenti, Jr., as Trustee
                          of the Laurenti Marital Trust
                          6 Whitwood Drive
                          West Trenton, NJ  08628
                          Facsimile Transmission Number:  (609) 298-0735

     With a copy to:      Reed Smith Shaw and McClay, LLP
                          Princeton Forrestal Village
                          136 Main Street
                          P.O. Box 7839
                          Princeton, NJ  08543-7839
                          Attention:  Steven J. Picco
                          Facsimile Transmission Number:  (609) 951-0824

or, in the case of either party, to such other address as it may have designated by a notice to the other party in the manner herein provided.


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          (c) Except as otherwise provided herein, the Company waives presentment, demand, protest, and notice of every kind in connection with the enforcement and collection of this Note.

          (d) The Company, by its delivery of this Note, and the Holder, by its acceptance thereof, each acknowledges and agrees that this Note (x) shall not be senior in right of payment to the "Senior Subordinated Notes" of the Company, and (y) shall not be senior in right of payment to, but shall be pari passu in right of payment with the "Junior Subordinated Notes" of the Company, each such quoted term being defined in that certain Credit Agreement, dated as of January 14, 1999, as amended, by and among the Company, Big V Holding Corp., BV Holdings Corporation, various Lenders party thereto, DLJ Capital Funding, Inc., as Syndication Agent, Fleet National Bank as Administrative Agents and Summit Bank as Documentation Agent.

          (e) The Holder, by its acceptance thereof, acknowledges and agrees that this Note is subject to certain contractual rights of setoff held by the Company and/or BVNJ, all as more particularly set forth in the Merger Agreement.

          (f) The execution, delivery and performance of this Note shall be governed and construed in accordance with the laws of the State of New Jersey, without reference to its conflicts of laws principles.

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     EXECUTED as an instrument under seal as of the date first above written.

                                      BIG V SUPERMARKETS, INC.


                                      By: /s/ James A. Toopes, Jr.
                                          -------------------------------------
                                      Name:   James A. Toopes, Jr.
                                      Title:  Vice Chairman, Chief Financial and
                                              Administrative Officer


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